Exhibit 3.1

Articles of Incorporation as Amended to Date

ARTICLES OF INCORPORATION
OF
NATIONAL TECHNICAL SYSTEMS, INC.

I	The name of this corporation is:
NATIONAL TECHNICAL SYSTEMS, INC.
II
The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III	The name and address in the State of California of this corporation's initial agent for service of process is:
Mr. Lloyd Blonder 24007 Ventura Blvd. Calabasas, California 91503
IV	The number of authorized shares of this corporation is 22,000,000 shares, 20,000,000 shares of which shall be Common Stock, and 2,000,000 shares of which shall be Preferred Stock.
V	The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
VI	This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) to the fullest extent permissible under California law.
VII
Any repeal or modification of the provisions of Articles V or VI or this Article VII by the shareholders of the corporation shall not adversely affect any right or protection of a director or agent of this corporation existing at the time of such repeal or modification.
VIII	No holder of any class of stock of this corporation shall be entitled to cumulate votes at any election of directors of this corporation.